EXHIBIT 99.6

Hydromer, Inc. Announces Record Revenues for the Twelve Month Period Ended June 30, 2004

    BRANCHBURG, N.J.--(BUSINESS WIRE)--Sept. 20, 2004--Hydromer, Inc. (HYDI.OB - OTC BB; HDO - BSX) reports that the Company achieved record revenue levels for the year ended June 30, 2004. Revenues of $8,690,323 were $2,317,120 higher than the previous fiscal year of $6,373,203, or an increase of 36.4%. Net Income was $231,336 ($0.05 per share) for the current year as compared to $133,826 ($0.03 per share) the year before, a 72.9% increase. For the three months ended June 30, 2004, the Company is reporting a Net Loss of $66,439 ($0.01 per share) on revenues of $2,680,821 after a $252,000 impairment of goodwill charge taken in the quarter. This compares with Net Income of $37,249 ($0.01 per share) on revenues of $1,759,881 the comparative quarter a year ago.
    For the year ended June 30, 2004, products and services sales were $6,167,822, up 48.2% from $4,162,737 the prior year. Royalties, options and licensing revenues were up 14.1% to $2,522,501 from $2,210,466 the year before. The Company's gross profit (Revenues less Cost of Sales) for the year ended June 30, 2004 of $5,630,391 was up 36.5% from $4,124,104 the previous year. Operating expenses were $4,720,864 this year as compared with $3,976,101 last year (up 24.4%). Pre-tax income for the year ended June 30, 2004 was $548,855 up $345,767 (170.3%) from $203,088 the year before.
    "In fiscal 2004, we continue our revenue growth for the ninth consecutive year, setting a new Company revenue record (this includes the effects from the acquisition of Biosearch Medical Products Inc ("BMPI") in February 2000). Since 1995, our compounded annual rate of revenue growth was 25.0%! Such growth was made possible by the strategies and initiatives undertaken by the Company which began years ago, and continued in the years throughout. This includes the acquisition of BMPI and the shift from straight technology licensing towards contract product development, contract manufacturing and coating services. It is primarily in these areas which contributed to this past year's revenue growth." said Robert Y. Lee, Vice President of Finance.
    "Earnings before Income Taxes of $548,855 for the twelve months ended June 30, 2004 was also impressive" added Robert Y. Lee. "Our results would have been greater had we not had the $252,000 charge for the impairment of goodwill, which is a non-cash charge. The goodwill in question was created from the acquisition of BMPI in 2000 in which we recorded $511,000 in goodwill. After a change in accounting rules, which no longer allowed us to amortize the goodwill balance over 40 years but to review for impairment periodically, and after a few years of realizing the cost savings from synergies of integrating Hydromer, Inc and BMPI, along with the additional revenues realized (and still forthcoming to be realized) which was made possible only through the acquisition of BMPI, the carrying value of goodwill as of June 30, 2004 was no longer at the level pre-accounting rule change. The resulting write-off of $252,000 affected both pre-tax and after-tax income to the same extent as there was no net tax benefit to this charge. This impairment charge now, however, allows us to continue on with our operations without this impairment affecting future results."
    "We look to continue our success. During the fiscal 2004 year, we added two chemists, two engineers and two QA specialists. Since June 30, 2004, we have added an additional three scientists. This group is in the forefront of allowing us to develop new technologies and products or to support our product quality. Our primary cost is in people costs. We strive to attract the best in personnel as it is the people within our organization who create our success. We have found a business formula that has worked for us and we will continuously improve it for future success."

    CONTACT: Hydromer, Inc.
             Robert Y. Lee, 908/722-5000